Exhibit 99.1

PhotoMedex Reports Second Quarter Financial Results

Conference call begins at 8:30 a.m. Eastern time today

HORSHAM, Pa.--(BUSINESS WIRE)--August 7, 2014--PhotoMedex, Inc. (NasdaqGS:PHMD) (TASE:PHMD) reports financial results for the three and six months ended June 30, 2014.

Financial highlights of the second quarter of 2014 include the following (all comparisons are with the second quarter of 2013 and all figures quoted are GAAP, unless stated otherwise):

  Revenues of $52.1 million, a decrease of 10%
  Non-GAAP adjusted income per diluted share of $0.01
  Gross profit of $34.5 million, a decrease of 26%
  Net loss of $7.5 million or ($0.40) per diluted share, compared with net income of $7.1 million or $0.34 per diluted share
  Consumer revenues of $28.5 million, a decrease of 42%
  Global direct-to-consumer channel revenues of $21.8 million, a decrease of 28%
  Global retail and home shopping channel revenues of $5.9 million, a decrease of 44%
  Global distributor consumer channel revenues of $0.7 million, a decrease of 92%
  XTRAC® psoriasis and vitiligo treatment recurring revenues of $5.5 million, an increase of 37%
  Cash and cash equivalents as of June 30, 2014 of $36.7 million, or $1.96 per diluted share

Financial highlights of the first half of 2014 include the following (all comparisons are with the first half of 2013 and all figures quoted are GAAP, unless stated otherwise):

  Revenues of $102.2 million, a decrease of 11%
  Non-GAAP adjusted income per diluted share of $0.15
  Gross profit of $74.2 million, a decrease of 19%
  Net loss of $7.8 million or ($0.42) per diluted share, compared with net income of $14.3 million or $0.68 per diluted share
  Consumer revenues of $69.3 million, a decrease of 29%
  Global direct-to-consumer channel revenues of $52.6 million, a decrease of 15%
  Global retail and home shopping channel revenues of $15.4 million, a decrease of 30%
  Global distributor consumer channel revenues of $1.3 million, a decrease of 90%
  XTRAC® psoriasis and vitiligo treatment recurring revenues of $9.9 million, an increase of 50%

PhotoMedex, Inc. acquired LCA-Vision, Inc. (“LCA”) on May 12, 2014 and, as such, the operating results of PhotoMedex for the three months ended June 30, 2014 include activity from LCA from May 13, 2014 through June 30, 2014. As a result of purchase accounting rules, the operating results of LCA for the three and six months ended June 30, 2013 are not included in the consolidated statement of operations for the period ended June 30, 2013.

“The decline in U.S. consumer direct revenues of approximately $9 million compared with both the prior-year quarter and the immediately preceding quarter reflects an intentional and significant reduction in our U.S. short-form television advertising for the no!no! hair-removal brand,” said Dolev Rafaeli, CEO of PhotoMedex. “Beginning mid-quarter total television viewership dropped off, the cost to reach 1,000 viewers increased sharply and broadcasters gave large branded advertisers remnant space for free to achieve minimum viewership guarantees. The result was less remnant ad space, a higher price to reach viewers and an unacceptable return on our advertising dollars – so we pulled back our ad spend.”

“The vast majority of our U.S. advertising for no!no! hair-removal products is via TV short-form ads. We spent approximately $9 million on the no!no! hair-removal brand advertising during the second quarter, which is down approximately $4 million from both the prior year and the preceding quarter. With a target Media Efficiency Ratio, or MER, of 3, approximately $4 million in advertising spend correlates to approximately $9 million, net of deferrals, in high-margin consumer revenues,” he added. “We are closely monitoring television viewership metrics, the media rates and the related response in anticipation of being able to add efficient advertising spend back into this brand’s campaign.”

“Regarding the decline in television home shopping revenues of approximately $5 million versus the prior year, whereas the second quarter of 2013 included revenues from a weekend Today’s Special, the second quarter of 2014 had only a weekday event. Importantly, this past weekend we held a highly successful live television home shopping event, with results on plan as we sold out of various special colors. Another weekend event is scheduled for the fourth quarter,” noted Dr. Rafaeli. “Global distributor revenues reflect the absence of sales to Japan.”

“Our excitement about the future of the no!no! hair-removal products using the Thermicon™ technology was bolstered by the results of an important, independent clinical trial we announced today showing long-lasting reduction in hair count with statistical significance following 12 weeks of treatment,” he said.

Reported Financial Results

Revenues for the second quarter of 2014 were $52.1 million, a decrease of 10% compared with revenues for the second quarter of 2013 of $58.1 million, which did not include revenues from LCA-Vision.

Net loss for the second quarter of 2014 was $7.5 million or ($0.40) per diluted share, which included $1.3 million in stock-based compensation expense and $2.5 million in depreciation and amortization expense. This compares with net income for the second quarter of 2013 of $7.1 million or $0.34 per diluted share, which included $1.3 million in stock-based compensation expense and $1.5 million in depreciation and amortization expense.

Revenues for the first six months of 2014 were $102.2 million, a decrease of 11% compared with revenues for the first six months of 2013 of $115.3 million, which did not include revenues from LCA-Vision.

Net loss for the first six months of 2014 was $7.8 million or ($0.42) per diluted share, which included $2.6 million in stock-based compensation expense and $4.2 million in depreciation and amortization expense. This compares with net income for the first six months of 2013 of $14.3 million or $0.68 per diluted share, which included $2.6 million in stock-based compensation expense and $3.0 million in depreciation and amortization expense.

PhotoMedex did not repurchase any shares of its common stock during the first half of 2014.

As of June 30, 2014 the Company had cash, cash equivalents and short-term investments of $36.7 million or $1.96 per diluted share, compared with $59.5 million as of December 31, 2013.

“At the start of the year we began running media advertising for our Kyrobak® product for the relief of lower-back pain. We are pleased with the initial revenue ramp, which increased from $441,000 in the first quarter to $1.1 million in the second. We also are pleased with MER ranges of 2.50 to 2.75 achieved in the last four weeks, while increasing advertising spend in multiple media channels,” added Dr. Rafaeli. “Providing clinical support to our Kyrobak marketing is the publication of efficacy data in Physiotherapy, the peer-reviewed journal of The Chartered Society of Physiotherapy in the United Kingdom. Data from this randomized, controlled study showed a reduction in pain during the first three weeks of treatment, as well as a gradual and steady reduction over the treatment period and sustained patient benefit.”

“XTRAC adjusted treatment revenues were up 37% compared with the prior year and up 25% sequentially as our direct-to-patient advertising continues to catalyze growth. During the quarter we posted an impressive 40% reduction in the cost per lead yet we tempered our XTRAC media spend as we trained LCA-Vision call-center agents to support our California call center, which was operating near capacity. The LCA center, which previously handled only LCA’s LasikPlus calls, is approximately five times larger than our legacy center.”

“Integration of LCA is proceeding on plan and includes consolidation of overhead functions,” commented Dr. Rafaeli. “We are focused on optimizing patient recruiting media, are on track to open the first XTRAC centers of excellence inside a few LasikPlus clinics later this year and have already begun dispensing NEOVA in certain clinics. The sales and marketing teams of LCA and the legacy PhotoMedex have started working as one team, utilizing best-practice vendors and creative approaches. This will allow us to realize in the coming quarters a reduction of cost per customer acquisition by optimizing the advertising messaging, channels and adding in cross branding.”

“International consumer revenues excluding Japan increased 40% compared with last year, and include contributions from our newest markets of Brazil, Hong Kong and Colombia, as well as a significant increase in Germany versus the first quarter. We look forward to launching our recurring revenue model for psoriasis and vitiligo in India, where we will hold a kickoff meeting with the first group of physicians next week,” he concluded.

On May 12, 2014, the Company entered into an $85 million senior secured credit facilities (“the Facilities”) with JPMorgan Chase (“Chase”), which included a $10 million revolving credit facility and a $75 million four-year term loan. The Facilities were utilized to refinance the existing term debt with Chase, fund the acquisition of LCA and for working capital and other general corporate purposes.

Interest is determined at Eurodollar plus a margin between 3.25% and 4.50%. The margin is updated quarterly based on the then-current leverage ratio. The Facilities are secured by a first priority security interest in and lien on all assets of the Company. All current and future subsidiaries are guarantors on the Facilities.

There are financial covenants including a maximum leverage covenant and a minimum fixed charge covenant, which the Company must maintain. These covenants will be determined quarterly based on a rolling past four quarters of financial data. As of June 30, 2014, the Company failed to meet both financial covenants and is in default of the credit facilities. On August 4, 2014, the Company received a notice of default and a reservation of rights from Chase. The Company is engaging a third-party independent advisor to assist in negotiating a longer-term solution to the current default.

A reconciliation of non-GAAP financial measures to GAAP financial measures, and a presentation of the most directly comparable GAAP financial measures are included below.

Non-GAAP Measures

To supplement PhotoMedex’s consolidated financial statements presented in accordance with GAAP, PhotoMedex provides certain non-GAAP measures of financial performance. These non-GAAP measures include non-GAAP adjusted income and non-GAAP adjusted income per share.

PhotoMedex’s reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, nor superior to, GAAP results. These non-GAAP measures are provided to enhance investors' overall understanding of PhotoMedex’s current financial performance and to provide further information for comparative purposes.

Specifically, the Company believes the non-GAAP measures provide useful information to both management and investors by isolating certain expenses, gains and losses that may not be indicative of the Company’s core operating results and business outlook. In addition, PhotoMedex believes non-GAAP measures enhance the comparability of results against prior periods. Reconciliation to the most directly comparable GAAP measure of all non-GAAP measures included in this press release is as follows:

	(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(ooo's) except per share amounts	2014*	2013**	2014*	2013**

Net (loss) income as reported	($7,480)	$7,094	($7,825)	$14,306
Adjustments:
Depreciation and amortization expense	2,550	1,516	4,186	2,959
Interest expense, net	509	4	556	9
Income tax (benefit) expense	(822)	1,897	(901)	4,408

EBITDA	($5,243)	$10,511	($3,984)	$21,682

Stock-based compensation expense	1,294	1,294	2,556	2,584
Acquisition and transaction costs	1,959	-	2,865	-
Non-ordinary course litigation expenses	501	-	1,394	-
Extraordinary non-recurring bad debt	1,632	-	-	-
Non-GAAP adjusted income	$143	$11,805	$2,831	$24,266
Fully diluted shares outstanding at June 30	18,723	18,723	18,721	18,721
Non-GAAP adjusted income per share	$0.01	$0.63	$0.15	$1.30

* PhotoMedex, Inc. acquired LCA-Vision, Inc. (“LCA”) on May 12, 2014 and, as such the operating results of LCA for the three months ended June 30, 2014 include activity from LCA from May 13, 2014 through June 30, 2014.

** As a result of purchase accounting rules, the operating results of LCA for the three and six months ended June 30, 2013 are not included in the above analysis of operations for the period ended June 30, 2013.

Conference Call

PhotoMedex will hold a conference call to discuss the Company's second quarter 2014 results and answer questions today beginning at 8:30 a.m. Eastern time.

To participate in the conference call, dial toll-free 888-299-7209 or International/toll 719-325-2491 (and confirmation code # 5967523) approximately five to 10 minutes prior to the scheduled start time. For the convenience of our Israeli participants, a local/toll-free number (1-80-924-5906) has been set up (the confirmation code remains the same # 5967523). If you are unable to participate, a digital replay of the call will be available from Thursday, August 7, 2014 from 11:30 am Eastern time to Thursday, August 21, 2014 at 11:30 a.m. Eastern time by dialing toll-free 888-203-1112 or International/toll 719-457-0820 (Israeli participants may dial 1-80-924-6038) and using confirmation code # 5967523.

The live broadcast of PhotoMedex, Inc.'s quarterly conference call will be available online in the Investor Relations section of www.photomedex.com and at www.streetevents.com. The online replay will be available shortly after the conclusion of the call.

About PhotoMedex

PhotoMedex, Inc. is a Global Health products and services company providing integrated disease management and aesthetic solutions to dermatologists, professional aestheticians, ophthalmologists, optometrists, consumers, and patients. The Company provides proprietary products and services that address skin conditions including psoriasis, vitiligo, acne, actinic keratosis, photo damage and unwanted hair, as well as fixed-site laser vision correction services at our LasikPlus® vision centers. Its experience in the physician market provides the platform to expand its skin health solutions to spa markets, as well as traditional retail, online and infomercial outlets for home-use products. PhotoMedex sells home-use devices under the no!no!™ brand for various indications including hair removal, acne treatment and skin rejuvenation. The company also offers a professional product line for acne clearance, skin tightening, psoriasis care and hair removal sold to physician clinics and spas. PhotoMedex further expanded its base through the acquisition of LCA-Vision Inc., a leading provider of laser vision correction services under the LasikPlus® brand. LCA-Vision operates 60 LasikPlus® vision centers in the U.S., including 51 full-service LasikPlus® fixed-site laser vision correction centers and nine pre- and post-operative LasikPlus® satellite centers. LCA-Vision has performed more than 1.3 million procedures since FDA approval of photorefractive keratectomy (PRK) in late 1995.

SAFE HARBOR STATEMENT

Some portions of the conference call, particularly those describing PhotoMedex' strategies, operating expense reductions and business plans will contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements of the plans, strategies and objectives of management for future operations; any statements regarding product development, product extensions, product integration or product marketing; any statements regarding continued compliance with government regulations, changing legislation or regulatory environments; any statements of expectation or belief and any statements of assumptions underlying any of the foregoing. In addition, there are risks and uncertainties related to successfully integrating the products and employees of the Company and Radiancy, as well as the ability to ensure continued regulatory compliance, performance and/or market growth. These risks, uncertainties and other factors, and the general risks associated with the businesses of the Company described in the reports and other documents filed with the SEC, could cause actual results to differ materially from those referred to, implied or expressed in the forward-looking statements. The Company cautions readers not to rely on these forward-looking statements. All forward-looking statements are based on information currently available to the Company and are qualified in their entirety by this cautionary statement. The Company anticipates that subsequent events and developments will cause its views to change. The information contained in this conference call speaks as of the date hereof and the Company has or undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

-- Financial Statements follow --

PHOTOMEDEX, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended June 30,
	Historical PhotoMedex	LCA-Vision	Total 2014*	Total 2013**
(ooo's) except per share amounts

Revenues:
Product sales	$33,476	$-	$33,476	$54,041
Services	5,501	-	5,501	4,024
Clinic services	-	13,143	13,143	-
	38,977	13,143	52,120	58,065

Cost of revenues:
Product sales	6,874	-	6,874	9,933
Services	1,895	-	1,895	1,457
Clinic services	-	8,883	8,883	-
	8,769	8,883	17,652	11,390
Gross profit	30,208	4,260	34,468	46,675

Operating expenses:
Selling and marketing	27,765	2,655	30,420	30,468
General and administrative	10,070	1,382	11,452	6,268
Research and development and engineering	723	-	723	814
	38,558	4,037	42,595	37,550
Operating (loss) income	(8,350)	223	(8,127)	9,125
Interest and other financing income (expense), net	(288)	113	(175)	(134)

(Loss) income before taxes expense	(8,638)	336	(8,302)	8,991

Income tax (expense) benefit	909	(87)	822	(1,897)

Net (loss) income [1]	($ 7,729)	$249	($ 7,480)	$7,094

Net (loss) income per share:
Basic	($0.41)	$0.01	($0.40)	$0.34

Diluted	($0.41)	$0.01	($0.40)	$0.34

Shares used in computing net (loss) income per share:
Basic	18,723	18,723	18,723	20,573

Diluted	18,723	18,723	18,723	21,033

[1] Includes: depreciation and amortization	1,737	813	2,550	1,516

Share-based compensation expense	1,294	-	1,294	1,294

* PhotoMedex, Inc. acquired LCA-Vision, Inc. (“LCA”) on May 12, 2014 and, as such the operating results of LCA for the three months ended June 30, 2014 include activity from LCA from May 13, 2014 through June 30, 2014.

** As a result of purchase accounting rules, the operating results of LCA for the three and six months ended June 30, 2013 are not included in the above consolidated statement of operations for the period ended June 30, 2013.

PHOTOMEDEX, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Six Months Ended June 30,
	Historical PhotoMedex	LCA-Vision	Total 2014*	Total 2013**
(ooo's) except per share amounts

Revenues:
Product sales	$ 79,141	$ -	$ 79,141	$ 108,688
Services	9,911	-	9,911	6,593
Clinic services	-	13,143	13,143	-
	89,052	13,143	102,195	115,281

Cost of revenues:
Product sales	15,482	-	15,482	20,168
Services	3,632	-	3,632	3,088
Clinic services	-	8,883	8,883	-
	19,114	8,883	27,997	23,256
Gross profit	69,938	4,260	74,198	92,025

Operating expenses:
Selling and marketing	59,391	2,655	62,046	59,794
General and administrative	17,657	1,382	19,039	11,927
Research and development and engineering	1,518	-	1,518	1,587
	78,566	4,037	82,603	73,308
Operating (loss) income	(8,628)	223	(8,405)	18,717
Interest and other financing income (expense), net	(434)	113	(321)	(3)

(Loss) income before taxes expense	(9,062)	336	(8,726)	18,714

Income tax (expense) benefit	988	(87)	901	(4,408)

Net (loss) income [1]	($ 8,074)	$ 249	($ 7,825)	$ 14,306

Net (loss) income per share:
Basic	($0.43)	$0.01	($0.42)	$0.69

Diluted	($0.43)	$0.01	($0.42)	$0.68

Shares used in computing net (loss) income per share:
Basic	18,721	18,721	18,721	20,625

Diluted	18,721	18,721	18,721	21,085

[1] Includes: depreciation and amortization	3,373	813	4,186	2,959

Share-based compensation expense	2,556	-	2,556	2,584

* PhotoMedex, Inc. acquired LCA-Vision, Inc. (“LCA”) on May 12, 2014 and, as such the operating results of LCA for the three months ended June 30, 2014 include activity from LCA from May 13, 2014 through June 30, 2014.

** As a result of purchase accounting rules, the operating results of LCA for the three and six months ended June 30, 2013 are not included in the above consolidated statement of operations for the period ended June 30, 2013.

PHOTOMEDEX, INC. CONSOLIDATED STATEMENTS OF REVENUES (UNADUDITED)

	For the three months ended:
	June 30, 2014	March 31, 2014	June 30, 2013
Consumer:
Direct	$21,846	$30,787	$30,320
Distributors	711	627	8,435
Retailer and home shopping channels	5,896	9,456	9,918
sub-total	28,453	40,870	48,673

Physician Recurring
XTRAC treatments	5,475	4,500	3,444
Less XTRAC incremental deferred revenue	26	(90)	580
Skin care	1,888	1,927	2,142
Other	1,218	882	1,210
sub-total	8,607	7,219	7,376

Professional	1,917	1,986	2,016

Clinics	13,143	-	-

Total Revenues	$52,120	$50,075	$58,065

PHOTOMEDEX, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(000's)
	June 30, 2014	December 31, 2013
Assets
Cash, cash equivalents and short-term investments	$36,662	$59,501
Accounts receivable, net	21,374	27,218
Inventories	25,618	27,547
Other current assets	29,381	25,638
Property and equipment, net	29,138	10,489
Other non-current assets	160,385	69,715
Total Assets	$302,558	$220,108
Liabilities and Stockholders' Equity
Accounts payable and accrued liabilities	$37,402	$40,047
Other current liabilities	5,460	5,961
Bank and lease notes payable1	86,335	10,920
Other liabilities	18,219	2,819
Total liabilities	$147,416	$59,747
Stockholders' equity	155,142	160,361
Total Liabilities and Stockholders' Equity	$302,558	$220,108

1 There are financial covenants including a maximum leverage covenant and a minimum fixed charge covenant, which the Company must maintain. These covenants will be determined quarterly based on a rolling past four quarters of financial data. As of June 30, 2014, the Company failed to meet both financial covenants and is in default of the credit facilities. On August 4, 2014, the Company received a notice of default and a reservation of rights from Chase and is engaging a third-party independent advisor to assist in negotiating a longer-term solution to the current default.

PHOTOMEDEX, INC. CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED) (In thousands)

	For the Six Months Ended June 30
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	($ 7,825)	$ 14,306

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,186	2,959
Provision for doubtful accounts	3,442	2,125
Deferred income taxes	(31)	1,982
Stock-based compensation	2,556	2,584
Insurance reserves	(240)	-
Loss on disposal of disposal of property and equipment	(10)	-
Changes in assets and liabilities:
Current assets	5,733	(8,357)
Current liabilities	(22,970)	(6,179)
Net cash (used in) provided by operating activities	(15,159)	9,420

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition, net of cash received	(77,510)	-
Lasers placed in service	(3,624)	(2,780)
Purchases of PP&E, net	(154)	(474)
Other	14,133	(3,185)
Net cash used in investing activities	(67,155)	(6,439)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of options/issuance (share-purchase) of securities, net	(980)	(5,358)
Proceeds from debt, net of repayments	74,418	(432)
Net cash provided by (used in) provided by financing activities	73,438	(5,790)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	150	(239)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(8,726)	(3,048)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	45,388	44,348

CASH AND CASH EQUIVALENTS, END OF PERIOD	$ 36,662	$ 41,300

Supplemental information:
Cash paid for income taxes	$ 812	$ 4,381
Cash paid for interest	$ 108	$ 11

CONTACT:
LHA
Kim Sutton Golodetz, 212-838-3777
Kgolodetz@lhai.com
or
Bruce Voss, 310-691-7100
Bvoss@lhai.com
@LHA_IR_PR
or
PhotoMedex, Inc.
Dennis McGrath, 215-619-3287
Chief Financial Officer
info@photomedex.com